Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media contact:
April 1, 2016	Bob Varettoni
908.559.6388
robert.a.varettoni@verizon.com
Verizon completes sale of landline assets in California, Florida and Texas to Frontier Communications

NEW YORK – Verizon Communications Inc. (NYSE, Nasdaq: VZ) today announced the completion of its sale of local landline assets, operations and businesses in California, Florida and Texas.

Frontier Communications Corporation (Nasdaq: FTR) now owns and operates these landline businesses, which include broadband, video, voice and Fios operations in the three states.

The sale does not include the services, offerings or assets of other Verizon businesses, such as Verizon Wireless and Verizon Enterprise Solutions.

The transaction is valued at approximately $10.5 billion (approximately $7.5 billion net of income taxes), subject to certain adjustments and including Frontier’s assumption of $0.6 billion in debt.

The transaction concentrates Verizon’s landline operations in contiguous northeast markets – which will enhance the efficiency of the company’s marketing, sales and service operations across its remaining landline footprint. It also allows Verizon to further strengthen and extend its industry leadership position in the U.S. wireless market, while returning value to Verizon’s shareholders. As previously announced, Verizon is using the proceeds of the transaction to pay down debt.

Approximately 9,400 Verizon employees who served customers in California, Florida and Texas are continuing employment with Frontier.

Further details will be available when Verizon announces first-quarter 2016 results on April 21.

Verizon Communications Inc. (NYSE, Nasdaq: VZ) employs a diverse workforce of 177,700 and generated nearly $132 billion in 2015 revenues. Verizon operates America’s most reliable wireless network, with more than 112 million retail connections nationwide. Headquartered in New York, the company also provides communications and entertainment services over America’s most advanced fiber-optic network, and delivers integrated business solutions to customers worldwide.

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